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                                                                      Exhibit 23


The Board of Directors
Unitog Company:


We consent to incorporation by reference in the registration statements on Form S-8 of Unitog Company (filing No. 33 - 48632 and No. 33 - 48633) of our report dated March 3, 1995, relating to the consolidated balance sheets of Unitog Company and subsidiaries as of January 29, 1995 and January 30, 1994 and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended January 29, 1995, which report appears in the January 29, 1995 annual report on Form 10-K of Unitog Company.




Kansas City, Missouri                              KPMG PEAT MARWICK LLP
April 25, 1995
                                                   KPMG PEAT MARWICK LLP